                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant                       /X/
Filed by a Party other than the Registrant    / /

Check the appropriate box:
/ /    Preliminary Proxy Statement            / /  Confidential, for use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
/ /    Definitive Proxy Statement
/ /    Definitive Additional Materials
/X/    Soliciting Material Pursuant to Rule 14a-12

                                   FOCAL, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

            ---------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.     Title of each class of securities to which transaction applies:__________

2.     Aggregate number of securities to which transaction applies: ____________

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________

4.     Proposed maximum aggregate value of transaction: ____________________

5.     Total fee paid:________________________________


/ /    Fee paid previously with preliminary materials: __________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.     Amount previously paid:________________________________________

2.     Form, Schedule or Registration Statement No.:________________________

3.     Filing Party:______________________________________

4.     Date Filed:________________________________________

FOCAL

4 Maguire Road
Lexington, MA  02421
Fax: 781-280-7802

(a)      FOR IMMEDIATE RELEASE

COMPANY CONTACT:                                  MEDIA CONTACT:
Harry Trout III                                   Mary T. Conway
Chief Financial Officer                           Conway Communications
781-280-7800 x287                                 617-244-9682
WWW.FOCALINC.COM                                  MTCONWAY@ATT.NET

                 FOCAL, INC. REPORTS FIRST QUARTER 2001 RESULTS


LEXINGTON, MASSACHUSETTS-- MAY 2, 2001-- FOCAL, INC. (Nasdaq: FOCL) today announced financial results for the first quarter ended March 31, 2001.

Total revenues for the first quarter of 2001 totaled $862,000, compared to $237,000 for the same period in 2000, and an increase of 5% from total revenue of $823,000 in the fourth quarter of 2000. Product revenues totaled $613,000 for the first quarter of 2001, which was 160% more than product revenue of $237,000 in the first quarter of 2000, and a slight increase over product revenue of $600,000 in the fourth quarter of 2000. Product revenues for the first quarter of 2001 primarily resulted from U.S. sales of the Company's FocalSeal(R)-L lung sealant system, which was launched in July 2000, and related accessories. The product is marketed in North America by Genzyme Biosurgery. On April 5, 2001, Focal announced that it had terminated its distribution agreement with Ethicon Inc., a division of Johnson and Johnson, for non-North American sales of FocalSeal-L lung surgery sealant and Focal-Seal S neurosurgical sealant. The Company expects to begin shipping to those markets directly beginning in the third quarter of 2001.

The net loss for the first quarter of 2001 was $2,625,000, or ($0.15) per basic and diluted share, compared to a net loss of $9,042,000, or ($0.64) per basic and diluted share for the same period of the prior year.

Collaborative R&D revenues were $249,000 in the first quarter of 2001, as compared to $200,000 in the first quarter of 2000 and $224,000 in the fourth quarter of 2000. Fourth quarter 2000 and first quarter 2001 collaborative R&D revenues primarily reflect projects with Genzyme Biosurgery and Exactech Inc.

Operating expenses for first quarter of 2001 totaled $2,815,000, compared to $4,030,000 for the same period in 2000 and $3,509,000 in the fourth quarter of 2000. The Company continued its efforts to manage expenses while funding focused research and development efforts.

Focal completed the first quarter of 2001 with $5.7 million in cash and investments, compared with $3.9 million in cash and investments at December 31, 2000, following the receipt of the third of four planned $5 million equity investments in Focal by Genzyme. The Company anticipates that it has sufficient cash to fund its operating and capital requirements through the fourth quarter of 2001.

Comparison results for the prior year period reflect the fact that Focal adopted U.S. Securities and Exchange Commission's Staff Accounting Bulletin No. 101 (SAB
101) on Revenue Recognition in the fourth quarter of 2000 and recorded a cumulative effect of change in accounting principle related to Collaborative R&D revenues.

Ronald Rudowsky, Focal's President and CEO, said, "In the first quarter of 2001, we continued to make progress on sales and distribution of our FDA-approved FocalSeal-L lung surgery sealant in the U.S. To date, more than 180 hospitals have ordered FocalSeal-L and more than 70% have reordered. We estimate that FocalSeal-L lung surgical sealant has been used in more than 2,500 surgeries since the release of the product."

As announced on April 26, 2001, Focal and Genzyme have entered into an agreement and plan of merger pursuant to which Genzyme is expected to acquire Focal and merge its operations with Genzyme Biosurgery (NASDAQ: GZBX). Genzyme, which currently owns 22 percent of Focal, will acquire the remaining 78 percent in an exchange of Genzyme Biosurgery Division Common Stock for Focal Common Stock. The merger is expected to close in the second or third quarter of 2001, pending approval by Focal stockholders and satisfaction of other closing conditions.

As previously reported, the Company has been working to expedite its current clinical trial for use of its FocalSeal-S neurosurgical sealant by revising the trial to include a broader study population and a less complicated study protocol. The Company has reached an agreement with the FDA on an acceptable revised trial protocol, and the IDE should be approved in the second or third quarter of 2001. FocalSeal-S neurosurgical sealant has been approved for sale in Europe since November 1999 and, prior to Focal's termination of its distribution agreement with Ethicon on April 5, 2001, was distributed under the trade name AdvaSeal-S by Ethicon.

Management will host a conference call to discuss these results on Thursday, May 3 at 9:00 a.m. EDT. The call may be accessed by calling 913-981-5507 (internationally: 800-289-0436), access code 556137. This call will be broadcast live on the Internet and can be accessed at www.focalinc.com.

ABOUT FOCAL, INC.
Focal, Inc. (www.focalinc.com) develops, manufactures and commercializes synthetic, absorbable, liquid surgical sealants based on the Company's proprietary polymer technology. The Company's FocalSeal-L and FocalSeal-S surgical sealant products are currently being developed for use inside the body to seal leaks resulting from lung, neurological, cardiovascular and gastrointestinal surgery. Focal has entered into an exclusive distribution agreement for its surgical sealant products for lung, cardiovascular and gastrointestinal surgery in North America with Genzyme Biosurgery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and beliefs of management regarding its business prospects, results of operations and the acquisition of Focal by Genzyme, including without limitation statements about: the completion of the proposed acquisition; the date the acquisition will be completed; the effect of the acquisition on the financial performance and cash position of Focal; and Focal's expectations regarding the approval of its IDE and the timing of clinical trials for its neurosurgical sealant product. Actual results may materially differ due to numerous factors, including: conditions in the financial markets relevant to the proposed acquisition; the need for regulatory clearance and approvals for the acquisition, including the Securities and Exchange Commission's willingness to declare a registration statement relating to the issuance by Genzyme of shares to complete the acquisition and the timing of such SEC determination; approval of the acquisition by Focal's stockholders; the operational integration associated with the combination of Focal's and Genzyme Biosurgery's businesses, and other risks generally associated with transactions of this type; the ability of Focal to continue to operate its business successfully prior to the completion of the acquisition; and other economic, business, competitive and/or regulatory factors affecting Focal's business generally, including those factors set forth in Focal's filing with the SEC, including its 2000 Annual Report on Form 10-K. Focal is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. In addition, if the merger is completed, stockholders of Focal will exchange their shares of Focal Common Stock for Genzyme Biosurgery Division Common Stock. Genzyme Biosurgery Division Common Stock is a series of Common Stock of Genzyme Corporation. Holders of Genzyme Biosurgery Division Common Stock are subject to the risks and uncertainties described in reports filed by Genzyme with the Commission, including without limitation Exhibit 99.2 to Genzyme's 2000 Annual Report on Form 10-K.

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

WHERE YOU WILL BE ABLE TO FIND MORE INFORMATION
This material is not a substitute for the prospectus/proxy statement Genzyme and Focal will file with the Securities and Exchange Commission. Investors are urged to read that document because it will contain important information, including detailed risk factors. Genzyme and Focal expect to mail the proxy statement/prospectus describing the merger and the related transactions to Focal stockholders. The proxy statement/prospectus and other documents filed by Genzyme and Focal with the SEC will be available free of charge at the SEC's website (www.sec.gov) and from Focal by directing such request to Harry R. Trout III, Chief Financial Officer of Focal, Inc., at 781-280-7800.

Focal, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the merger. Information concerning Focal's directors and executive officers can be found in the documents filed by Focal with the SEC. Certain directors and executive officers of Focal may have direct or indirect interests in the merger due to securities holdings, vesting of options, and rights to severance payments if their employment is terminated following the merger. In addition, directors and officers, after the merger, will be indemnified by Genzyme, and benefit from insurance coverage, for liabilities that may arise from their service as directors and officers of Focal prior to the merger. Additional information regarding the participants in the solicitation will be contained in the proxy statement/prospectus.

                                   FOCAL, INC.
                    SELECTED CONDENSED FINANCIAL INFORMATION
                                   (unaudited)


                                                                First Quarter Ended              First Quarter Ended
        STATEMENTS OF OPERATIONS                                  March 31, 2000                    March 31, 2001
        ------------------------                   ------------------------------------------   ------------------------
                                                       As previously                 As
                                                          reported                restated

Revenues:
     Collaborative R&D revenues                          $      -           $      200,000           $    249,005
     Product revenues                                     237,366                  237,366                612,628
                                                   -------------------    ------------------    ------------------------
         Total revenues                                   237,366                  437,366                861,633

Costs and Expenses:
     Cost of product revenues                             455,792                  455,792                771,243
     Research & development                             3,166,252                3,166,252              1,369,234
     Sales, general & administrative                      864,067                  864,067              1,445,792
                                                   -------------------    ------------------    ------------------------
         Total costs and expenses                       4,486,111                4,486,111              3,586,269

Insurance Recovery                                        475,408                  475,408
Interest income (net)                                     131,498                  131,498                 99,405
                                                   -------------------    ------------------    ------------------------

Net loss before cumulative effect of
                                                   -------------------    ------------------    ------------------------
     change in accounting principle                  $ (3,641,839)           $  (3,441,839)        $   (2,625,231)
                                                   -------------------    ------------------    ------------------------

Cumulative effect of change in accounting
     principle                                                                  (5,600,000)
                                                                -                                                      -

                                                   -------------------    ------------------    ------------------------
Net Loss                                             $ (3,641,839)           $  (9,041,839)        $   (2,625,231)
                                                   ===================    ==================    ========================

Basic and diluted net loss per share                 $      (0.26)           $       (0.64)         $        (0.15)
                                                   ===================    ==================    ========================

      Shares used in computing net loss per share      14,235,994               14,235,994              17,283,249
                                                   ===================    ==================  =======================

        BALANCE SHEETS                                                     December 31, 2000      March 31, 2001
        --------------                                                    ------------------  ------------------------
            ASSETS

Current assets:
     Cash and cash equivalents                                             $    3,672,672           $   5,490,253
     Marketable securities                                                        201,318                 201,318
     Other current assets                                                       2,796,318               2,348,834
                                                                           ------------------  -----------------------
Total current assets                                                            6,670,308               8,040,405


                                       5


Property, plant & equipment, net                                                2,118,626               2,020,199
Notes receivable and other assets                                                 247,736                 173,430
                                                                           ------------------  -----------------------
 Total assets                                                              $    9,036,670          $   10,234,034
                                                                           ==================  =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable & accrued liabilities                                $    2,939,535          $   2,186,916
     Current portion of deferred revenue                                          933,877                882,936
     Current portion of capital lease obligations                                 688,828                600,483
                                                                          -------------------   ----------------------
Total current liabilities                                                       4,562,240              3,670,335

Capital lease obligations                                                         650,528                535,388
Deferred Revenue                                                                4,000,000              3,800,000

Total stockholders' equity                                                       (176,098)             2,228,311
                                                                          --------------------  ----------------------
 Total liabilities and stockholders' equity                                $    9,036,670         $   10,234,034
                                                                          ====================  ======================


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